PART II

INFORMATION TO BE INCLUDED IN REPORT

Item 1. Business

Corporate History

Vortex Brands Co. (“Vortex Brands”, “we”, “us”, “our”, or the "Company") was originally incorporated in the State of Colorado on May 6, 2005 under the name of Global Sunrise, Inc. On January 15, 2007 the Company changed its name to Zulu Energy Corp. On May 29, 2014, the Company changed its name to Vortex Brands Co. The Company trades on OTC Markets PINKS under the symbol “VTXB”.

Our corporate business address is: 3511 Del Paso Rd., Ste. 160 PMB 208, Sacramento, CA 95835, and our registered office is located at 1942 Broadway Street, Suite 314C, Boulder, CO 80302. Our telephone number is 213-260-0321. Our E-Mail address is info@vortexbrands.us.

The address of our web site is www.vortexgreenenergy.com. The information at our web site is for general information and marketing purposes and is not part of this report for purposes of liability for disclosures under the federal securities laws.

Reverse Merger

On February 19, 2018, the Company executed a reverse merger with Blockchain Energy, Inc. For accounting purposes, this transaction is being accounted for as a reverse merger and has been treated as a recapitalization of the Company with Blockchain being considered the accounting acquirer, and the financial statements of the accounting acquirer became the financial statements of the registrant. The Company did not recognize goodwill or any intangible assets in connection with the transaction. The shares issued to the shareholders of Blockchain in conjunction with the share exchange transaction have been presented as outstanding for all periods. The historical consolidated financial statements include the operations of the accounting acquirer for all periods presented.

Blockchain Energy was incorporated in the State of Colorado on December 28, 2017. Blockchain Energy was intended to be the surviving Company and became a wholly owned subsidiary of Vortex Brands. Vortex Brands had no operations, assets or liabilities prior to the reverse merger. Vortex Brands established a trade name of Vortex Green Energy and will maintain the name Blockchain Energy for specific purposes under the business plan.

Vortex Brands, Co. trades on the OTC Pink Sheets under the symbol “VTXB”.

Current Business

Our Company will act as the operating entity in the commercialization efforts of Phase Angle Synchronization (PAS) equipment offered as a service and will create and administer relevant contracts providing PAS service to electric utilities nationwide. Contract services will include creating, negotiating, and administering the monthly service agreements with the electric utility and collecting revenue from a service fee we will charge that shares a portion of the savings for the electric utility created by each PAS service installation. Contract administration may also include contracts for the sourcing or manufacturing of components, assembly, marketing, installation, and maintenance of PAS equipment.

The PAS service will address the problem of inefficient power consumption inherent in every electric motor. This problem places a strain on the grid--namely the transmission and distribution infrastructure of the electric utility--by contributing to what is known as "line congestion". The PAS equipment improves the consumption efficiency of electricity, installed in parallel behind the meter, and corrects the phase angle precisely to 12 degrees on every cycle (every 1/60th of a second) with the application of precise capacitance phase-to-phase. PAS does this with a complex high-speed computer, which took 25 years to develop because the conceptualized solution did not have the complimentary high-speed computing power to work as fast as was necessary to perform this function, until just a few years ago.

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The equipment appears to be different than any other solution because it operates without a reactor, has no cooling fans, and uses a simple "plug-and-play" installation without costly custom engineering. PAS also removes line congestion, improves electric grid stability, and extends the life of electric utility infrastructure. The benefits accrue to the electric utility, primarily since PAS reduces kilovolt-ampere (kVA), while maintaining the kilowatt-hours (kWh). This result was measured at a manufacturing facility during research and development comparing the utility bill from the month before PAS installation to the bill after installation. This same result is shown on the demo unit each time it has been shown. The utility bills each customer in kWh but provides kVA so, a reduction in kVA to any facility where PAS is installed will reduce the operating costs of the electric utility, and since it protects the infrastructure PAS will further reduce the electric utility's maintenance costs.

Clients of the utility who have PAS equipment installed benefit from a reliable grid, meaning less incidence of brown-outs or black-outs, and increased public relations with the ability to publicize the extent to which their facility has reduced its environmental impact by reducing the amount of power the electric utility needs to produce to service the client's facility. The amount of kVA reduction will be available on every electric bill, so when compared to a baseline operating case for a period prior to PAS installation, there will be an exact amount of "saved kVA" that will translate into trackable and traceable improvements as to environmental impact. Through our operating subsidiary Blockchain Energy, Inc., our company has conceptualized utilizing the public ledger aspects of blockchain technology to document the environmental impact improvements from any PAS service installation, by either implementing available third-party solution or by developing our own solution. Though second in priority to the pilot program and commercialization of the PAS service, a publicly verifiable ledger of these environmental impact improvements could add credibility to the client's publicity of positive environmental impact.

Our company holds the irrevocable right to purchase all components necessary to effectuate the PAS system from Tripac Systems, and holds the custodial rights to the demo PAS equipment, as evidenced by the Memorandum of Understanding attached as Exhibit 6.2, and will act in connection with Tripac Systems to commercialize PAS equipment offered as a service to electric utilities nationwide, as described above. Tripac Systems has done the research and development of PAS equipment over the last 25 years. Their capabilities include experience at assembling the equipment from off-the-shelf components and designing the plans and schematics for PAS equipment. Tripac Systems does not need to have manufacturing capability since they utilize off-the-shelf components in the assembly, though they have tested various manufactured components for quality and performance. Our Company will take the lead, with Tripac Systems offering expert knowledge and advice as needed, to develop a standardized process for the assembly of and installation instructions for PAS equipment, create the procedure for sourcing components, and establishing the criteria for the selection and administration of any third-party contract needed to manufacture, assemble, market, install, or maintain the PAS equipment.

Operations were initially focused in California before expanding nationwide.  However, we are likely to have multiple pilot program PAS units operating in Detroit, Michigan to collect initial data on performance while we plan the roll-out of additional pilot program PAS units in other locations to demonstrate performance on a large scale and in varying installation environments. Current efforts are focused on site selection for PAS installations and stakeholder and industry support of the pilot program. Only after the PAS units have been installed and a minimum of 2 months of performance data have been collected will we execute service contracts with the utility based on collecting a portion of the savings our service provides. The demonstration unit has been moved from Sacramento to Tripac Systems’ facility in Burlington, Washington. There are no material hurdles to initiating the pilot program beyond having sufficient capital to execute the business plan, since equipment will be installed at no cost to the utility or their clients during the pilot program. The minimum capital estimate needed to implement the business plan, including the pilot program, ranges from a low case of 25% of this offering, or $1.25 Million to a high case of 50% of this offering or $2.50 Million. The quantity and quality of the expected performance data increases closer to the high case since additional capital means more data from more PAS units operating in more locations.

The business plan has been expanded in a few key areas.  We have begun discussions with software engineers to create convenient access to the performance data that is already made available from the electric utilities to third party service providers such as solar companies.  Collecting data in this way provides a higher form of security since the PAS equipment will not require telemetry to track performance.  Additionally, efforts are underway to prepare proposals for state and federal government agencies who desire to reduce total energy use or those that are required by law to reduce energy use. Finally, the Company is in the process of creating a metering and verification protocol that can be certified by various states to allow for the monetization of energy credits.

Government Regulations

We are unaware of and do not anticipate having to expend significant resources to comply with any local, state and governmental regulations. We are subject to the laws and regulations of those jurisdictions in which we plan to offer our products and services, which are generally applicable to business operations, such as business licensing requirements, income taxes and payroll taxes. In general, the development and operation of our business is not subject to special regulatory and/or supervisory requirements.

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Competition

At this time, we have not completed a thorough competitive analysis. We intend to use part of the proceeds to conduct such analysis and structure our strategy accordingly.

Employees and Employment Agreements

As of February 29, 2019, we have employment agreements with our directors and officers. Our officers have the flexibility to work on our business as required to execute the business plan and are prepared to devote more time to our operations as may be required. The officers and directors have agreed to receive stock as described herein as compensation for their employment. In addition to stock allocations, Mr. Higley and Mrs. Widner-White have agreed to $100,000 each in annual deferred compensation, until such time as sufficient operating capital has been raised. Directors added since February 29, 2019 do not yet have formalized employment agreements.

We do not presently have pension, health, annuity, insurance, stock options, profit sharing, or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our directors and officers.

During the initial implementation of our business plan, we intend to hire independent consultants to assist in the development of our business plan.

Intellectual Property

We do not currently hold rights to any intellectual property rights.

Research and Development

During the year ended February 28, 2019 and period December 28, 2017 to February 28, 2018, we have spent $41,027 and $8,000, respectively, on research and development activities.

Legal Proceedings

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

Under the JOBS Act, we will remain an “emerging growth company” until the earliest of:

•	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

•	the last day of the fiscal year following the fifth anniversary of the effective date of this registration statement;

•	the date on which we have, during the previous three-year period, issued more than $1 billion in non- convertible debt; and

•	the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, or the Exchange Act.

We will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (i) more than $700 million in outstanding common equity held by our non-affiliates and (ii) been public for at least 12 months. The value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter.

Section 107 of the JOBS Act provides that we may elect to utilize the extended transition period for complying with new or revised accounting standards and such election is irrevocable if made. As such, we have made the election to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act.

Going Concern

Our auditors expressed substantial doubt about our ability to continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered losses and has experienced negative cash flows from operations, which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to those matters are also described in Note 3 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this annual report. Some of the information contained in this discussion and analysis or set forth elsewhere in this annual report, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that reflect our current views with respect to future events and financial performance, which involve risks and uncertainties. Forward-looking statements are often identified by words like: “believe”, “expect”, “estimate”, “anticipate”, “intend”, “project” and similar expressions, or words that, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Our financial statements are stated in United States Dollars (USD or US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. All references to “common shares” refer to the common shares in our capital stock.

Overview

Results of Operations

Since inception, the majority of our time has been spent on capital raising and refining and implementing our business plan.

The following summary of our results of operations should be read in conjunction with our financial statements for the year ended February 28, 2019 and the period from inception (December 28, 2017) to February 28, 2018, which are included herein.

		From inception
	Year Ended	(December 28, 2017) to
	February 28,	February 28,
	2019	2018
Revenues	$-	$-
Operating expense
General and administrative	261,707	9,192
Research and development	41,027	8,000
Professional fees	92,249	16,000
Net Loss	$(394,983)	$(33,192)

We have generated no revenues since inception (December 28, 2017) and have incurred $388,175 in expenses through February 28, 2019.

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Liquidity and Capital Resources

Working capital

The following table presents our working capital position as at February 28, 2019 and February 28, 2018:

	February 28,	February 28,
	2019	2018	Changes
Cash	$1,181	$107,217	$(106,036)

Current Assets	$1,181	$107,217	$(106,036)
Current Liabilities	255,405	-	255,405
Working Capital (Deficiency)	$(254,224)	$107,217	$(361,441)

The change in working capital during the year ended February 28, 2019, was primarily due to a decrease in current assets of $106,036 and an increase in current liabilities of $255,405. Current assets decreased primarily due to a decrease in cash primarily used for research and development and professional fees. Current liabilities increased primarily due to an increase in accrued management fees of $200,000.

Cash Flow

The following tables presents our cash flow for the year ended February 28, 2019 and the period from inception (December 28, 2017) to February 28, 2018:

		From inception
	Year Ended	(December 28, 2017) to
	February 28,	February 28,
	2019	2018
Net Cash Used in Operating Activities	$(131,036)	$(31,306)
Net Cash Used in Investing Activities	$-	$(95,447)
Net Cash Provided by Financing Activities	$25,000	$234,000
Net change in cash for the period	$(106,036)	$107,217

Cash Flows from Operating Activities

For the year ended February 28, 2019, net cash flows used in operating activities consisted of a net loss of $394,983, reduced by depreciation of $8,542, expenses paid by our director of $2,262, accrued management fees of $200,000 and accounts payable and accrued liabilities of $53,143.

For the period from inception (December 28, 2017) to February 28, 2018, net cash flows used in operating activities consisted of a net loss of $33,192, reduced by depreciation of $886, and stock-based compensation of $1,000.

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Cash Flows from Investing Activities

For the year ended February 28, 2019, our company did not have any investing activities.

For the period from inception (December 28, 2017) to February 28, 2018, we used $95,447 in purchase of equipment.

Cash Flows from Financing Activities

For the year ended February 28, 2019, we received $25,000 from issuance of preferred shares to two investors.

For the period from inception (December 28, 2017) to February 28, 2018, we received $234,000 from issuance of common shares.

Our cash balance is $1,181 and $107,217 as of February 28, 2019 and February 28, 2018, respectively. Our cash balance is not sufficient to fund our limited levels of operations for the next 12 months. Accordingly, we anticipate that our current cash on hand is not sufficient to meet our obligations.

Our company currently has no external sources of liquidity such as arrangements with credit institutions or off-balance sheet arrangements that will have or are reasonably likely to have a current or future effect on our financial condition or immediate access to capital.

Our director and officers have made no commitments, written or oral, with respect to providing a source of liquidity in the form of cash advances, loans and/or financial guarantees.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

Inflation

The effect of inflation on our revenues and operating results has not been significant.

Critical Accounting Policies

Our financial statements are affected by the accounting policies used and the estimates and assumptions made by management during their preparation. We have identified below the critical accounting policies which are assumptions made by management about matters that are highly uncertain and that are of critical importance and have a material impact on our financial statements. Management believes that the critical accounting policies and estimates discussed below involve the most complex management judgments due to the sensitivity of the methods and assumptions necessary in determining the related asset, liability, revenue and expense amounts. Specific risks associated with these critical accounting policies are discussed throughout this MD&A, where such policies have a material effect on reported and expected financial results.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Estimates are based on historical experience, management expectations for future performance, and other assumptions as appropriate. We re-evaluate estimates on an ongoing basis; therefore, actual results may vary from those estimates.

Financial Instruments

The Company’s balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

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Item 3. Directors and Officers

Below are the names and certain information regarding the Company's executive officers, directors and significant employees.

Name (1)	Position	Age	Term of Office	Approximate Hours Per Week

Todd Higley	President, Chief Executive Officer and Director	47	February 19, 2018 to Present	As required
Cecilia Widner-White	Director	73	February 19, 2018 to Present	As required
John F. Nunley, III	Director	72	April 16, 2019 to Present	As required
Alfredo Forte	Director	55	June 26, 2019 to Present	As required

_________

(1)	All addresses shall be considered 3511 Del Paso Rd., Ste. 160 PMB 208, Sacramento, CA 95835

Family Relationships

There are no family relationships between director, executive officer, person nominated or chosen by the company to become a director or executive officer or any significant employee.

Todd Higley, President, Chief Executive Officer and Director

Todd Higley is a 24-year veteran entrepreneur, business consultant, financing specialist, and expert in consultative sales. For the last 9 years he has been Managing Member of Higley & Higley Worldwide, LLC providing sales, marketing, research, and management consulting to clients in retail, manufacturing, green technology, and mortgage industries. Mr. Higley has advised both established and start-up businesses on their structures and financing requirements, process improvement, and performance enhancement. Mr. Higley spent years cultivating the relationships required to successfully implement these structures.

Recently, Mr. Higley has dedicated a multi-year effort performing independent research on the electric utility industry acquiring vast knowledge of the problems facing the industry and the solutions provided by PAS technology. In years past, he assisted in the creation of a team which finances 100% of multiple energy efficiency products using the savings those products create to pay back the financing. Mr. Higley excels at finding solutions for his clients, and delights at bringing creative products and disruptive technologies to market.

With over 20 years in the mortgage profession to hone his sales and business management skills, Mr. Higley closed well over $200 Million in residential and commercial loans, worked both retail and wholesale channels for top lenders, founded and ran his own brokerage, and consulted on sales, management, and operation improvements for others.

Mr. Higley holds an MBA from California State University San Bernardino with an emphasis in entrepreneurship. Though formally trained with a degree in Economics at BYU, he has spent many years since shedding the theories of the “dismal science” favoring instead the lessons learned from real-world experience. Mr. Higley is fueled by his desire to help others and improve the world around him.

Cecilia Widner-White, Director

Mrs. Widner-White worked as a Lead SWAT Nurse for Swedish Edmonds Hospital in Edmonds, Washington and held that position for 7 years managing a team of SWAT Nurses to provide medical and emergency response in the hospital. In addition, and for the last 25 years, Mrs. Widner-White worked closely with her husband Bob Widner, the Widner family, and TriPac Systems, Inc. to support the Research and Development of the PAS and to develop a marketing strategy.

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With 50 years of clinical and bedside nursing experience as a Registered Nurse she has held numerous positions, including Assistant Director of Nursing. In her career she was instrumental in starting a surgical ICU, opened new hospitals, as well as establishing the first open-heart program in a local hospital.

Mrs. Widner-White provides management depth having hired nursing personnel, written policies and procedures, and overseeing the day-to-day functioning of nursing units. She has demonstrated critical thinking, mentoring, and the ability to educate those in her charge.

She serves as a Director for the company and is committed to the success and the global impact of the PAS technology.

John F. Nunley, III, Director

Mr. Nunley has over 40 years of professional experience including more than 30 years in management.  His areas of expertise include energy conservation methodology, energy efficiency and renewable energy development, project controls, new wind generation technology product development, environmental testing, financial accounting management, planning and budget development, public policy and procedure development, new electrical transmission product development, promotion and marketing, promotion and sales, construction management, and employee supervision.

Mr. Nunley holds a B.S. in Electrical Engineering from the University of Wyoming and an M.S. in Environmental Engineering from the University of Cincinnati and is a Certified Energy Manager as well.

Alfredo Forte, Director

Mr. Forte has over 25 years of experience in the energy industry including supply side and risk management, demand side management and the management of greenhouse gases and renewable energy. Mr. Forte served as the Global Director of Environment and Sustainability for Anheuser Busch – InBev helping the reduction of the company’s environmental footprint—a centerpiece of Anheuser Busch – InBev’s brand management program.

Mr. Forte holds the distinction of being the first to develop approved monitoring and verification protocols for the monetization of energy efficiency credits (EECs) in Connecticut and Pennsylvania.

Previously, Mr. Forte served as Pfizer’s Director of Energy and Energy Programs where he was responsible for championing Pfizer’s efforts in promoting energy conservation and advancing Pfizer’s public position on climate change. Additional responsibilities included acting as an advocate for Pfizer to shape the course of regulations for greenhouse gases and renewable energy. Mr. Forte gave Congressional Testimony and served on a panel to help shape the McCain-Lieberman Bill to control greenhouse gases.

Mr. Forte holds a BS, Chemistry from Fordham University, BS, Chemical Engineering, Columbia University, and an MS/MOT from The University of Pennsylvania Wharton School.

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Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past five years:

1. any petition under the federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing; or

2. any conviction in a criminal proceeding (excluding traffic violations and other minor offenses).

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the annual compensation of each of the three highest paid persons who were executive officers or directors of the Company during our last completed fiscal year ended February 29, 2019.

Name (1)	Capacities in which Compensation was Received (2)	Cash Compensation 2018	Cash Compensation 2019		Other Compensation	Total Compensation

Todd Higley	President, Chief Executive Officer and Director	-	$100,000	(3)	-	$100,000
Phil Kirkland*	Chief Financial Officer and Director	-	-		-	-
Cecilia Widner-White	Director	-	$100,000	(3)	-	$100,000
Devon Jones*	Director	-	-		-	-

_________

1	All addresses shall be considered 3511 Del Paso Rd., Ste. 160 PMB 208, Sacramento, CA 95835
2

We reimburse our officers and directors for reasonable expenses incurred during the course of their performance and for extraordinary services; however, we do not compensate our directors for attendance at meetings. We have no long-term incentive plans.

3	Mr. Higley and Ms Widner-White shall not receive compensation until sufficient funds have been raised in this offering.
*	Mr. Kirkland and Mr. Jones resigned October 29, 2018

Director Compensation

At this time the Company does not separately compensate its directors.

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Employment Agreements

We have an employment agreement with Todd Higley, effective as of March 1, 2018, wherein we have agreed to pay an annual salary of $100,000 to Mr. Higley. The employment agreement is for a term of 12 months and automatically renews unless terminated by either party. As of February 28, 2019, we have not made any cash payment to Mr. Higley pursuant to the employment agreement. Mr. Higley has agreed to defer his salary until such time as sufficient operating capital has been raised.

We have an employment agreement with Cecilia Widner-White, effective as of March 1, 2018, wherein we have agreed to pay an annual salary of $100,000 to Mrs. Widner-White. The employment agreement is for a term of 12 months and automatically renews unless terminated by either party. As of February 28, 2019, we have not made any cash payment to Mrs. Widner-White pursuant to the employment agreement. Mrs. Widner-White has agreed to defer her salary until such time as sufficient operating capital has been raised.

Our officers have the flexibility to work on our business as required to execute the business plan and are prepared to devote more time to our operations as may be required. Mr. Higley and Mrs. Widner-White have agreed to $100,000 each in annual deferred compensation, until such time as sufficient operating capital has been raised.

Item 4. Security Ownership of Management and Certain Securityholders.

The following table sets forth certain information, as of July 2, 2019, with respect to the beneficial ownership of the Company's outstanding common stock by (i) all executive officers and directors as a group, (ii) each director or executive officer who beneficially owns more than 10% of any class of the Company's voting securities; and (iii) any other securityholder who beneficially owns more than 10% of any class of the Company's voting securities.

Title of Class	Name and address of beneficial owner(1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Todd Higley	Nil	None	0%

Common Stock	Cecilia Widner-White	Nil	None	0%

Common Stock	John F. Nunley, III,	Nil	None	0%

Common Stock	Alfredo Forte	Nil	None	0%

Common Stock	All executive officers and directors as a group	Nil	None	0%

(1)	All addresses shall be considered 3511 Del Paso Rd., Ste. 160 PMB 208, Sacramento, CA 95835

Item 5. Interest of Management and Others in Certain Transactions

The Company and its officers and directors own the majority of the issued and outstanding controlling shares of the Company. Consequently, they control the operations of the Company and will have the ability to control all matters submitted to stockholders for approval, including, but not limited to:

•	Election of the Board of Directors
•	Removal of any Directors
•	Amendments to the Company’s Articles of Incorporation or bylaws;
•	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination.

Thus, our officers and directors will have control over the Company’s management and affairs. Accordingly, this ownership may have the effect of impeding a merger, consolidation, takeover or other business combination, or discouraging a potential acquirer from making a tender offer for the Common Stock.

Todd Higley and Cecilia Widner-White have each received 2,000,000 Series C Preferred shares.

In January 2019 the company sold 125,000 Series C Preferred shares which have a 24-month restriction before they can be converted to common stock.

Item 6. Other Information

None.

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Item 7. Financial Statements

VORTEX BRANDS CO.

FEBRUARY 28, 2019 AND 2018

11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Vortex Brands, Co.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Vortex Brands, Co. (the Company) as of February 28, 2019 and 2018, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year ended February 28, 2019 and period from December 28, 2017 through February 28, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of February 28, 2019 and 2018, and the results of its operations and its cash flows for the year ended February 28, 2019 and period from December 28, 2017 through February 28, 2018, in conformity with accounting principles generally accepted in the United States of America.

Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has negative cash flows from operations and does not currently have revenue generating operations. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, UT

July 16, 2019

We have served as the Company’s auditor since 2018.

F-1

VORTEX BRANDS CO.

Consolidated Balance Sheets

	As of	As of
	February 28,	February 28,
	2019	2018
Assets
Current assets
Cash	$1,181	$107,217
Total current assets	1,181	107,217

Property and equipment, net	86,049	94,591
Total Assets	$87,230	$201,808

Liabilities and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$53,143	$-
Accrued management fees	200,000	-
Due to related parties	2,262	-
Total liabilities	255,405	-

Commitments and Contingencies	-	-

Stockholders' equity (deficit)
Preferred stock: 20,000,000 authorized; $0.0001 par value
Series C Preferred Stock, 9,996,000 shares designated; $0.0001 par value; 6,121,000 and 9,996,000 shares issued and outstanding	612	1,000
Common stock: 3,000,000,000 shares authorized; $0.0001 par value
207,050,000 shares issued and outstanding	20,705	20,705
Additional paid-in capital	238,683	213,295
Accumulated deficit	(428,175)	(33,192)
Total stockholders' equity (deficit)	(168,175)	201,808

Total Liabilities and Stockholders' Equity (Deficit)	$87,230	$201,808

The accompanying notes are an integral part of these consolidated financial statements.

F-2

VORTEX BRANDS CO.

Consolidated Statements of Operations

		From Inception
	Year Ended	(December 28, 2017) to
	February 28,	February 28,
	2019	2018

Revenues	$-	$-

Operating Expenses
General and administrative	261,707	9,192
Research and development	41,027	8,000
Professional fees	92,249	16,000
Total operating expenses	394,983	33,192

Operating Loss	(394,983)	(33,192)

Loss Before Income Taxes	(394,983)	(33,192)
Provision for income taxes	-	-

Net Loss	$(394,983)	$(33,192)

Basic and diluted loss per common share	$(0.00)	$(0.00)
Basic and diluted weighted average common shares outstanding	207,050,000	56,852,381

The accompanying notes are an integral part of these consolidated financial statements.

F-3

VORTEX BRANDS CO.

Consolidated Statements of Changes in Stockholders' Equity (Deficit)

For the period from Inception (December 28, 2017) to February 28, 2019

			Common Stock		Additional		Total
	Series C Preferred Stock		Number of		Paid in	Accumulated	Shareholders'
	Shares	Amount	shares	Amount	Capital	Deficit	Equity (Deficit)

Balance, December 28, 2017 (inception)	-	$-	-	$-	$-	$-	$-

Preferred shares issued for services	9,996,000	1,000	-	-	-	-	1,000
Common shares issued for cash	-	-	117,000,000	11,700	222,300	-	234,000
Recapitalization	-	-	90,050,000	9,005	(9,005)	-	-
Net loss	-	-	-	-	-	(33,192)	(33,192)
Balance, February 28, 2018	9,996,000	1,000	207,050,000	20,705	213,295	(33,192)	201,808

Preferred shares canceled	(4,000,000)	(400)	-	-	400	-	-
Preferred shares issued for cash	125,000	12	-	-	24,988	-	25,000
Net loss	-	-	-	-	-	(394,983)	(394,983)
Balance, February 28, 2019	6,121,000	$612	207,050,000	$20,705	$238,683	$(428,175)	$(168,175)

The accompanying notes are an integral part of these consolidated financial statements

F-4

 VORTEX BRANDS CO.

Consolidated Statement of Cash Flows

		From Inception
	Year Ended	(December 28, 2017) to
	February 28,	February 28,
	2019	2018

Cash Used in Operating Activities
Net loss	$(394,983)	$(33,192)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	-	1,000
Depreciation	8,542	886
Changes in non-cash working capital balances:
Accounts payable	53,143	-
Accrued management fees	200,000	-
Due to related parties	2,262	-
Net Cash Used in Operating Activities	(131,036)	(31,306)

Cash Used in Investing Activities
Purchases of equipment	-	(95,477)
Net Cash Used in Investing Activities	-	(95,477)

Cash Provided by Financing Activities
Proceeds from issuance of common shares	-	234,000
Proceeds from issuance of preferred stock	25,000	-
Net Cash Provided by Financing Activities	25,000	234,000

Net change in cash for the period	(106,036)	107,217
Cash at beginning of period	107,217	-
Cash at end of period	$1,181	$107,217

Supplemental Cash Flow Information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

NON CASH INVESTING AND FINANCING ACTIVITIES
Preferred Stock cancelled by directors	$400	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-5

VORTEX BRANDS CO.

Notes to the Consolidated Financial Statements

February 28, 2019 and 2018

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Vortex Brands Co., (“Vortex”, the "Company") is a Colorado corporation incorporated on May 6, 2005. It is based in Anacortes, Washington. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America, and the Company's fiscal year end is February 28 (February 29 in leap years).

The Company has no operations prior to the reverse merger with Blockchain Energy, Inc.

The Company distributes and leases multi-purpose Phase Angle Synchronization (PAS) equipment to electric utilities worldwide. PAS is the only technology designed to address a one-hundred-year-old problem that was thought of as inherent and “unsolvable”: the inefficient power consumption caused by electric motors. The solution will extend the life of the grid by protecting it from excessive wear and damage, improve grid reliability by reducing line congestion and increasing reserve margin while creating true cost savings for the utility. Poor power efficiency has been the unsolvable issue in every facility that operates electric motors. PAS is designed to address industrial and commercial use applications in a scalable solution. Operations initially are focused in California before expanding nationwide.

Share Exchange and Reorganization

On February 25, 2018, and pursuant to a Securities Purchase Agreement, the Company and Blockchain Energy, Inc. (“Blockchain Energy”), have determined that all conditions necessary to close the Share Exchange Agreement have been satisfied and therefore as of the date hereof, the Share Exchange Agreement was closed and as such Blockchain Energy has become a wholly-owned subsidiary of the Company. As per the Share Exchange Agreement, the Company acquired 235,000 common shares and 9,996,000 preferred shares of Blockchain Energy, representing 100% of the issued and outstanding equity of Blockchain Energy, from the Blockchain Energy shareholders (the “Blockchain Energy Shares”) and in exchange the Company issued to the Blockchain Energy shareholders 117,000,000 shares of common stock and 9,996,000 shares of Series C Preferred Stock.

Recapitalization

For financial accounting purposes, this transaction was treated as a reverse acquisition by Blockchain Energy and resulted in a recapitalization with Blockchain Energy being the accounting acquirer and Vortex as the acquired company. The consummation of this reverse acquisition resulted in a change of control. The acquired company was a shell company, did not have any assets and liabilities and there was no value assigned to the assets received in the merger. Accordingly, the historical financial statements prior to the acquisition are those of the accounting acquirer, Blockchain Energy and have been prepared to give retroactive effect to the reverse acquisition completed on February 25, 2018 and represent the operations of Blockchain Energy. The consolidated financial statements after the acquisition date, February 25, 2018 include the balance sheets of both companies at historical cost, the historical results of Blockchain Energy and the results of the Company from the acquisition date. All share and per share information in the accompanying consolidated financial statements and footnotes has been retroactively restated to reflect the recapitalization.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles ("GAAP") of the United States.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiary, Blockchain Energy, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments.

F-6

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturity of three months or less to be cash equivalents. The Company had $1,181 and $107,217 in cash as of February 28, 2019 and 2018, respectively.

Financial Instruments

The Company's financial instruments consist primarily of cash, prepaid expenses, deposits, and accounts payable. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.

Concentrations of Credit Risks

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents. The Company places its cash and cash equivalents with financial institutions of high credit worthiness. At times, its cash with a particular financial institution may exceed any applicable government insurance limits. The Company’s management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

Related Parties

We follow ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions (see Note 6).

Research and Development Expenses

We follow ASC 730, “Research and Development,” and expense research and development costs when incurred. Accordingly, third-party research and development costs, including designing, prototyping and testing of product, are expensed when the contracted work has been performed or milestone results have been achieved. Indirect costs are allocated based on percentage usage related to the research and development. Research and development costs of $41,027 and $8,000 were incurred for the period ended February 28, 2019 and 2018, respectively.

Share-based Expenses

ASC 718 “Compensation – Stock Compensation” prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, "Equity – Based Payments to Non-Employees." Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

Impairment of long-lived assets

We evaluate carrying value of long-lived assets whenever events or changes in circumstances would indicate that it is more likely than not their carrying values may exceed their realizable values, and records impairment charges when considered necessary. When circumstances indicate that impairment may have occurred, the Company tests such assets for recoverability by comparing the estimated undiscounted future cash flows expected to result from the use of such assets and their eventual disposition to their carrying amount. In estimating these future cash flows, assets and liabilities are grouped at a lowest level for which there are identifiable cash flows that are largely independent of the ash flows generated by other such groups. If the undiscounted future cash flows are less than the carrying amount of the asset, an impairment loss, measured as the excess of the carrying value of the asset over its estimated fair value, is recognized. Fair values are determined based on discounted cash flows, quoted market values or external appraisals as applicable.

F-7

Fixed Assets

Property and equipment are carried at cost less accumulated depreciation. Cost includes all direct costs necessary to acquire and prepare assets for use. The costs of repairs and maintenance are expensed when incurred, while expenditures for refurbishments and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. When assets are retired or sold, the asset cost and related accumulated depreciation are eliminated with any remaining gain or loss recognized in net earnings.

Depreciation is recorded on the straight-line method over estimated useful lives, generally as follows:

Equipment	10 years

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Accounting for Income Taxes.” The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. As of February 28, 2019 and 2018, the Company did not have any amounts recorded pertaining to uncertain tax positions.

Uncertain Tax Positions

The Company follows guidance issued by the FASB regarding accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the financial statements and applies to all income tax positions. Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement.

The Company records income tax related interest and penalties as a component of the provision for income tax expense. As of February 28, 2019 and 2018, the Company determined there were no uncertain tax provisions.

Basic and Diluted Net Loss Per Common Share

The Company follows ASC 260, “Earnings per Share” (“EPS”), which requires presentation of basic EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation. In the accompanying financial statements, basic earnings (loss) per share are computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.

Diluted earnings per share reflects the potential dilution that could occur if securities were exercised or converted into common stock or other contracts to issue common stock resulting in the issuance of common stock that would then share in the Company’s earnings subject to anti-dilution limitations. In a period in which the Company has a net loss, all potentially dilutive securities are excluded from the computation of diluted shares outstanding as they would have an anti-dilutive impact. For the period ended February 28, 2019 and 2018, potentially dilutive common shares consist of common stock issuable upon the conversion of 5,996,000 and 9,996,000 shares of Series C Preferred Stock (using the if converted method), respectively. Each share of Series C Preferred Stock may be converted into a 100 of fully paid and non-assessable shares of Common Stock

F-8

Commitments and Contingencies

The Company follows ASC 450-20, "Loss Contingencies," to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. There were no commitments or contingencies as of February 28, 2019.

Recent Accounting Pronouncements

2016, the FASB issued ASU 2016-02, Leases (Topic 842). Under this guidance, lessees will be required to recognize on the balance sheet a lease liability and a right-of-use asset for all leases, with the exception of short-term leases. The lease liability represents the lessee’s obligation to make lease payments arising from a lease, and will be measured as the present value of the lease payments. The right-of-use asset represents the lessee’s right to use a specified asset for the lease term, and will be measured at the lease liability amount, adjusted for lease prepayment, lease incentives received and the lessee’s initial direct costs. The standard also requires a lessee to recognize a single lease cost allocated over the lease term, generally on a straight-line basis. The new guidance is effective for fiscal years beginning after December 15, 2018. ASU 2016-02 is required to be applied using the modified retrospective approach for all leases existing as of the effective date and provides for certain practical expedients. Early adoption is permitted. The Company is currently evaluating the effects that the adoption of ASU 2016-02 will have on the Company’s financial statements.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. As of February 28, 2019, the Company has a loss from operations, an accumulated deficit, no revenue, and a working capital deficiency. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ended February 28, 2019.

Management intends to raise additional funds through public or private placement offerings.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4 – FIXED ASSETS, NET

Fixed assets, net at February 28, 2019 and 2018 consist of the following:

	February 28,	February 28,
	2019	2018

Technical equipment	$95,477	$95,477
Less: accumulated depreciation	(9,428)	(886)
Equipment	$86,049	$94,591

F-9

NOTE 5 – PROVISION FOR INCOME TAXES

The Company provides for income taxes under ASC 740, "Income Taxes." Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 21% to the net loss before provision for income taxes for the following reasons:

	February 28,	February 28,
	2019	2018
Income tax expense at statutory rate	$82,946	$6,970
Depreciation	(4,790)	(530)
Accrued compensation	(42,000)	-
Other	-	(210)
Valuation allowance	(36,156)	(6,230)
Income tax expense per books	$-	$-

Net deferred tax assets consist of the following components as of:

	February 28,	February 28,
Deferred tax attributed:	2019	2018
Net operating loss carryover	$42,916	$6,760
Accrued compensation	42,000	-
Depreciation	4,260	(530)
Valuation allowance	(89,176)	(6,230)
Net deferred tax asset	$-	$-

Utilization of the NOL carry forwards, which expire 20 years from when incurred, of approximately $204,364 for federal income tax reporting purposes, may be subject to an annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). These ownership changes may limit the amount of the NOL carry forwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an "ownership change" as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders.

The tax return for the year ended February 28, 2019, is subject to review by the tax authorities.

NOTE 6 – RELATED PARTY TRANSACTIONS

Other

The officer and directors of the Company may be involved in other business activities and may, in the future, become involved in other business opportunities that become available. They may face a conflict in selecting between the Company and other business interests. The Company has not formulated a policy for the resolution of such conflicts.

F-10

Our office space needs are limited at the current time. From January 1, 2018 through October 1, 2018 our prior directors, Mr. Kirkland and Mr. Jones had provided space, and were compensated in the form of partial rent payments. As of October 29, 2018, Mr. Kirkland and Mr. Jones resigned from the company under a termination agreement wherein their company will receive remuneration under that agreement. As of October 1, 2018, we have moved our demonstration unit to Tripac's Washington State location to standardize unit design and assembly for the upcoming pilot program. Our corporate business address is: 3511 Del Paso Rd., Ste. 160 PMB 208, Sacramento, CA 95835.

The officer and directors have agreed to receive stock as compensation for their employment. Mr. Higley and Mrs. Widner-White have agreed to $100,000 each in annual deferred compensation, until such time as sufficient operating capital has been raised. As of February 28, 2019, the Company recorded accrued salary of $200,000.

NOTE 7 – EQUITY

On February 25, 2018, pursuant to the Share Exchange Agreement (See Note 1), the Company issued 117,000,000 shares of common stock and 9,996,000 shares of Series C Preferred stock to the shareholders of Blockchain Energy. As a result of reverse acquisition accounting, these shares are treated as having been outstanding from the date of issuance of the Blockchain Energy shares and the Company recognized 90,050,000 shares as recapitalization.

Effective August 24, 2018, the Company amended the total number of authorized shares of stock of the Company to 3,020,000,000 shares. The total number of authorized shares of the Company is currently 20,000,000 shares of preferred stock and 3,000,000,000 shares of Common Stock.

Series C Preferred Stock

The Company designated 9,996,000 shares of Series C Convertible Preferred Stock with a par value of $0.0001 per share.

Initially, there will be no dividends due or payable on the Series C Preferred Stock. Any future terms with respect to dividends shall be determined by the Board consistent with the Corporation’s Certificate of Incorporation. Any and all such future terms concerning dividends shall be reflected in an amendment to this Certificate, which the Board shall promptly file or cause to be filed.

All shares of the Series C Preferred Stock shall rank (i) senior to the Corporation’s Common Stock and any other class or series of capital stock of the Corporation hereafter created, (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series A Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series C Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

The Series C Preferred shall have the following liquidation preferences over any other class of stock:

“In the event of a Liquidation Event, the Holders of the SERIES C PREFERRED STOCK shall have the same rights as holders of Common Stock, except that each share of outstanding SERIES C PREFERRED STOCK shall have one thousand (1,000) times the rights as each share of Common Stock (“Liquidation Ratio”). Collectively, the holders of the then outstanding shares of Common Stock and the holders of the then outstanding shares of SERIES C PREFERRED STOCK shall be entitled to receive all of the remaining assets of the Corporation available for distribution to such stockholders. The distribution shall be ratable, in proportion to the number of shares of the Common Stock and/or Series C Preferred Stock held by them, after giving effect to the Liquidation Ratio.”

Each holder of outstanding shares of Series C Preferred Stock shall be entitled to the number of votes equal to two thousand five hundred (2,500) Common Shares. Except as provided by law, or by the provisions establishing any other series of Preferred Stock, holders of Series C Preferred Stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

Each holder of shares of Series C Preferred Stock may, at any time and from time to time, convert (an “Optional Conversion”) each of its shares of Series C Preferred Stock into a 100 of fully paid and non-assessable shares of Common Stock; provided, however, that any Optional Conversion must involve the issuance of at least 100 shares of Common Stock.

F-11

The Series C Preferred has the following anti-dilution language:

“For a period of 24 months after the Preferred is issue, the conversion price of the Series C Preferred will be subject to adjustment to prevent dilution in the event that the Company issues additional shares at a purchase price less than the applicable conversion price. The conversion price will be subject to adjustment on a weighted basis that takes into account issuances of additional shares and the fully convertible positions of this Series C Preferred. At the expiration of the anti-dilution period, the conversion rate in Section V (A) above shall be equal to a conversion rate equal to 72.5% on the Common Stock. For example, if on the date of expiration of the anti-dilution clause there are 500,000,000 shares of Common Stock issued and outstanding then each Series C Preferred Stock shall convert at a rate of 181.9 common shares for each 1 Series Preferred Share.”

In the event of a reverse split the conversion ratio shall not be change. However, in the event a forward split shall occur then the conversion ratio shall be modified to be increased by the same ratio as the forward split.

The company has evaluated the Series C Preferred Stock in accordance with ASC 815 and has determined their conversion options were for equity and ASC 815 does not apply.

The Series C Preferred Stock is non-redeemable.

On October 29, 2018, as part of the resignation of two of our directors, they agreed to cancel and return to the Company 4,000,000 shares of Series C preferred stock. There was no consideration given for the 4,000,000 shares that were returned.

During January 2019, the Company issued 125,000 shares of Series C Preferred Stock for $25,000.

As at February 28, 2019 and 2018, 6,121,000 and 9,996,000 shares of Series C Preferred Stock were issued and outstanding, respectively.

Common Stock

The Company is authorized to issue 3,000,000,000 shares of common stock at a par value of $0.0001. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

During the year ended February 28, 2019, there were no issuances of common stock.

As at February 28, 2019 and 2018, 207,050,000 and 207,050,000 shares of common stock were issued and outstanding.

NOTE 8 – SUBSEQUENT EVENTS

Subsequent to February 28, 2019, the Company issued 30,250,000 shares of Common Stock for $125,000.

F-12

Item 8. Exhibits

		Incorporated by Reference
Exhibit No.	Description	Form	Exhibit	Filing Date

2.1	Articles of Incorporation, as filed with the Colorado Secretary of State	SB-2	3.1	09/01/2006
2.2	Amended Articles of Incorporation, as filed on January 15, 2007	10-Q	3.2	05/20/2008
2.3	Amended Articles of Incorporation, as filed on July 10, 2007	8-K	3.1	12/27/2007
2.4	Statement of Correction of Articles of Incorporation, as filed on May 2, 2008	10-Q	3.3	05/20/2008
2.5	Statement of Correction of Articles of Incorporation, as filed on June 5, 2008	1-A/A	2.5	02/22/2019
2.6	Amended Articles of Incorporation, as filed on May 28, 2014	1-A/A	2.6	02/22/2019
2.7	Amended Articles of Incorporation, as filed on June 11, 2014	1-A/A	2.7	02/22/2019
2.8	Amended and Restated Articles of Incorporation, as filed on February 26, 2018	1-A/A	2.8	02/22/2019
2.9	Amended and Restated Articles of Incorporation, as filed on July 25, 2018	1-A/A	2.9	02/22/2019
2.10	Amended and Restated Articles of Incorporation, as filed on August 24, 2018*	1-A/A	2.10	02/22/2019
2.11	Series C Preferred Stock, as filed with the Colorado Secretary of State	1-A/A	2.11	02/22/2019
2.12	Amended and Restated Articles of Incorporation, as filed on January 29, 2019	1-A/A	2.12	02/22/2019
2.13	By-Laws of the Company	1-A/A	2.13	02/22/2019
6.1	Termination Agreement	1-A/A	6.1	02/22/2019
6.2	Memorandum of Understanding	1-A/A	6.2	02/22/2019
11.1*	Consent of Haynie & Company

_______

* Filed herewith.

12

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VORTEX BRANDS, INC.

/s/ Todd Higley	July 17, 2019
Todd Higley
President, Chief Executive Officer and Director
(Principal Executive Officer, Principal Accounting and Financial Officer)

Pursuant to the requirements of Regulation A, this report has been signed by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ Todd Higley	July 17, 2019
Todd Higley
President, Chief Executive Officer and Director

/s/ Cecilia Widner-White	July 17, 2019
Cecilia Widner-White Director

/s/ John F. Nunley, III	July 17, 2019
John F. Nunley, III Director

/s/ Alfredo Forte	July 17, 2019
Alfredo Forte Director

13